Date:	June 9, 2006
To:	Wilmington Trust Company
From:	Morgan Stanley Capital Services Inc.
Subject:	ABOVE CAP LIQUIDITY FACILITY CONFIRMATION

Reference Number: SQB38

Ladies and Gentlemen:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Interest Rate Cap Transaction entered into on the Trade Date referred to in Paragraph 2 below (the “Transaction”) between Morgan Stanley Capital Services Inc. (“Party A”) and Wilmington Trust Company in its capacity as Subordination Agent on behalf of the Trustee under the Continental Airlines Pass Through Trust 2006-1G (“Party B”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1.
The definitions and provisions contained in the 2000 ISDA Definitions and Annex to the 2000 ISDA Definitions (June 2000 Version) as published by the International Swaps and Derivatives Association, Inc. (as so supplemented, the “Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the Definitions.

This Confirmation supplements, forms a part of, and is subject to the 1992 ISDA Master Agreement (Multicurrency - Cross Border) including the Schedule thereto, dated as of June 9, 2006 as amended and supplemented from time to time (collectively, the “Agreement”), between us. All provisions contained in the Agreement govern this Confirmation except as modified below. In the event of any inconsistency between the Agreement and this Confirmation, this Confirmation will govern. Capitalized terms not otherwise defined in the Agreement or this Confirmation shall have the meanings ascribed to them in the Intercreditor Agreement dated as of June 9, 2006 among Wilmington Trust Company, as Trustee under the Continental Airlines Pass Through Trust 2006-1G and Continental Airlines Pass Through Trust 2006-1B, Morgan Stanley Bank, as Primary Liquidity Provider, Morgan Stanley Capital Services Inc., as Above-Cap Liquidity Provider, Financial Guaranty Insurance Company, as Policy Provider, and Wilmington Trust Company, as Subordination Agent (the “Intercreditor Agreement”). The Agreement and the Confirmation will be governed by and construed in accordance with the laws of the State of New York.

Each of Party A and Party B represents to the other that it has entered into this Transaction in reliance upon such independent accounting, regulatory, legal, tax and financial advice as it deems necessary and not upon any view expressed by the other.

2.
Party A and Party B by this Confirmation are entering into a Transaction (the “Above-Cap Liquidity Facility”) that provides an irrevocable interest rate cap. The terms of the Above-Cap Liquidity Facility are as follows:

General Terms:
Transaction Type:	Interest Rate Cap Transaction
Notional Amount:
The Pool Balance for the Class G Certificates from time to time. The Notional Amount as of any Floating Rate Payer Payment Date shall be determined before giving effect to any distributions on such Class G Certificates on such Floating Rate Payer Payment Date.

Trade Date:	May 24, 2006
Effective Date:	June 9, 2006
Termination Date:	The first Business Day following the earlier of (i) June 2, 2015 and (ii) the date on which payment in full of Final Distributions with respect to the Class G Certificates has been made.
Currency Unit:	USD
Business Day/Local Business Day:	“Business Day” as defined in the Intercreditor Agreement for all purposes under the Agreement.
Business Day Convention:	Following
Fixed Amounts:
Fixed Amount Payer:	Party B
Fixed Amount Payer Payment Date:	Effective Date
Fixed Amount:	As set forth in a separate letter agreement between Party A and Party B.
Floating Amounts:
Floating Rate Payer:	Party A
Floating Amount:
On each Floating Rate Payer Payment Date on which (i) the Floating Rate Option exceeds the Cap Rate and (ii) a Drawing Event (as defined below) has occurred, the Floating Amount shall be calculated as follows:

In the event that either (a) the Available Amount under the Primary Liquidity Facility (before giving effect to any Interest Drawing to be made on such Payment Date) is greater than zero or (b) the amount on deposit in the Primary Cash Collateral Account (before giving effect to any withdrawals to be made from such account on such Payment Date) is greater than zero, the Floating Amount shall equal the Above-Cap Payment for such date.

In the event that both statements in clauses (a) and (b) above are not true, then the Floating Amount shall equal zero.

Period End Dates:	Each March 2, June 2, September 2 and December 2, commencing on September 2, 2006 and ending on the Termination Date, subject to adjustment in accordance with the Following Business Day Convention.
Floating Rate Payer Payment Dates:
Each day that is a Period End Date and any Special Distribution Date not coinciding with a Period End Date on which a distribution of interest is, by the terms of the Intercreditor Agreement, to be made on the Class G Certificates.

Floating Rate Option:
USD-LIBOR-BBA; provided that, if the relevant rate does not appear on the Telerate Page 3750, the rate shall be “LIBOR” as defined in the Intercreditor Agreement; and provided further that the Floating Rate Option shall be deemed to equal the Cap Rate during such period as the Stated Interest Rate applicable to the Class G Certificates is subject to the Capped Interest Rate pursuant to the proviso in the definition of “Stated Interest Rate” in the Intercreditor Agreement.

Cap Rate:	10%
Designated Maturity:	3-Month
Spread:	None
Floating Rate Day Count Fraction:	Actual/360
Reset Dates:	The first day of the relevant Calculation Period.
Compounding:	Inapplicable
Notice:
Party B shall, on or before 12:00 p.m. (New York time) on each Floating Rate Payer Payment Date, provide Party A with notice of the then-current Pool Balance of the Class G Certificates and the Floating Amount payable, if any, together with, if such Floating Amount is payable, the certification referred to in the final sentence of Section 3.5(a) of the Intercreditor Agreement.

3.	Role of Party A; Role of Calculation Agent

(i)
Party B acknowledges that: (a) in connection with this Transaction and this Agreement, Party A has acted in the capacity of an arm’s-length contractual counterparty and not as its financial advisor or fiduciary; and (b) in exercising its rights or performing any of its duties under this Agreement, Party A will act as principal and not as a fiduciary of Party B.

(ii)
Whenever the Calculation Agent is required to act or exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner. The calculations and determinations of the Calculation Agent shall be made in accordance with terms of this Confirmation having regard in each case to the criteria stipulated herein.

4.	Credit Downgrade/Replacement of Above-Cap Liquidity Provider

In the event the relevant credit rating of Morgan Stanley or any successor or permitted assignee as Liquidity Guarantor issued by any Rating Agency at any time is lower than the applicable Threshold Rating (“Credit Downgrade”) or an Event of Default specified in Section 5(a)(iii)(2) or 5(a)(iii)(3) of the Agreement (“Credit Support Event”) occurs, Party A may, within ten days, at its own expense, arrange for one or more Replacement Above-Cap Liquidity Providers to enter into and deliver to Party B a Replacement Above-Cap Liquidity Facility for the Above-Cap Liquidity Facility. If Party A does not arrange for such replacement and if this Above-Cap Liquidity Facility has not otherwise been replaced by Continental Airlines, Inc. (at the expense of Continental Airlines, Inc.) in accordance with the terms of Section 3.5(c)(iv) of the Intercreditor Agreement, then (i) in the case of a Credit Support Event, such 10th day (or if such 10th day is not a Business Day, the next succeeding Business Day) shall be designated an “Early Termination Date” and Part 1(j) of the Schedule to the Agreement will apply to Party A and (ii) in the case of a Credit Downgrade, Part 1(j) of the Schedule to the Agreement will apply to Party A as if such 10th day (or if such 10th day is not a Business Day, the next succeeding Business Day) were designated an “Early Termination Date”.

5.	Additional Definitions

“Drawing Event” shall mean an event on any Distribution Date where Party B, after giving effect to the subordination provisions of the Intercreditor Agreement and any Election Interest Payments made by the Policy Provider (but without regard to drawings under the Primary Liquidity Facility or withdrawals from the Primary Cash Collateral Account or Above-Cap Account or under the Policy (other than Election Interest Payments)), shall not have sufficient funds for the payment of any amounts due and owing in respect of accrued interest on the Class G Certificates.

“Threshold Rating” shall mean, for purposes of this Agreement, the short-term unsecured debt rating of P-1 by Moody’s and short-term issuer credit rating of A-1 by Standard & Poor’s.

6.	Payments

Party A hereby irrevocably instructs Party B to make any payment due to Party A directly to the account specified below in the name of Party A. Party B hereby irrevocably instructs Party A to make any payments of Floating Amounts and any Termination Amount due to Party B directly to the account specified below in the name of Party B. All payments by Party A of Floating Amounts and any

Termination Amount due to Party B shall be made prior to 5:00 p.m. (New York City time) on the date such payment is due without setoff, deduction, withholding, netting, or any other reduction.

7.	Account Details

Payments to Party A:	Citibank, New York (CITIUS33)
ABA#: 021000089
Account#: 40724601
Reference: Morgan Stanley Capital Services Inc. (MSCUS33)

Payments to Party B:	Wilmington Trust Company
ABA#: 031100092
Account#: 076970-000
Reference: Continental Spare Parts-06

8.	Offices

The Office of Party A for the Transaction is its office at the address specified for notices to it in the Schedule to the Agreement. The Office of Party B for the Transaction is its office at the address specified for notices to it in the Schedule to the Agreement.

9.	Counterparts

This Confirmation may be executed in any number of counterparts and by each party hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Confirmation.

[Signatures follow on separate pages]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours sincerely,
MORGAN STANLEY CAPITAL SERVICES INC.

By:
Name:
Title:

Confirmed as of the date first written above:
WILMINGTON TRUST COMPANY in its capacity as Subordination Agent on behalf of the Trustee under the Continental Airlines Pass Through Trust 2006-1G

By:
Name:
Title: